EXHIBIT 4

                       1994 DEFERRED COMPENSATION PLAN

                    FOR DIRECTORS AND SELECTED EXECUTIVES

                                     OF

             BANKNORTH GROUP, INC. AND PARTICIPATING AFFILIATES

                  (July 1, 1997 Amendment and Restatement)


      This Deferred Compensation Plan ("Plan") is established for the benefit of the non-employee members of the Boards of Directors and certain selected employees of Banknorth Group, Inc. (sometimes hereinafter the "Corporation") and its subsidiaries that elect to participate, with the corporation for whom such person performs services hereinafter referred to as the "Employer." The Plan is as follows:

          1. Purpose. The purpose of the Plan is to provide a foundation for continued growth of the Employer by strengthening its capacity to attract and retain outstanding directors and selected executives in continued service.

          2. Definitions. As used in this Plan, the following terms have the following meanings:

      (a) "Compensation" shall mean all fees, salary or other compensation paid by the Employer to a Participant (including any amount of such compensation which a Participant elects to offer to defer under this Plan, but not including amounts paid as expense reimbursement).

      (b) "Effective Date" shall mean January 1, 1994, or such later date as a Participant's Election Form becomes effective.

      (c) "Disabled" or "Disability" shall mean the complete and permanent inability by reason of illness or accident to perform the duties of the principal occupation at which a Participant was employed when such disability commenced. All determinations as to the date and extent of Disability of any Participant shall be made by the Corporation, upon the basis of such evidence as the Corporation deems necessary and desirable.

      (d) The Employer is a member of the Banknorth Group, Inc. group of affiliated companies, which includes Banknorth Group, Inc., First Massachusetts Bank, First Vermont Bank and Trust Co., Farmington National Bank, Franklin Lamoille Bank, Granite Savings Bank & Trust Co., The Howard Bank, N.A., North American Bank Corporation, Woodstock National Bank, The Stratevest Group, N.A., and Banknorth Mortgage Company and any other corporations that may hereafter become similarly affiliated therewith. "Affiliate" shall mean any member of the Banknorth Group, Inc. group of affiliated companies other than the Employer.

      (e) The terms "pay," "paid," "payment," and like usage in the content of the payment of benefits under this Plan shall refer to the distribution of common stock of the Corporation when referring to benefit distributions from the Restricted Stock Account, as well as to the payment of cash benefits from the Cash Account.

      (f) The words "fair market value," when referring to a share of common stock of the Corporation, shall mean either (i) the closing price of one share of common stock of the Corporation as of the date in question or (ii) if the Board of Directors of the Corporation otherwise affirmatively determines, the average of the high and low prices of one share of common stock of the Corporation on the date in question, as reported on a stock exchange or over-the-counter market on which such common stock is traded.

      (g) All other terms defined elsewhere in this Plan shall have the meanings ascribed thereto and such meanings shall apply throughout this Plan.

      3. Participants. Directors of the Employer who are not also employees of the Employer and executive officers of the Employer specifically selected by resolution of the Board of Directors of the Corporation are eligible to participate in the Plan and are referred to herein as "Participant" when such person has filed an Election Form which has been accepted by the Employer or the Corporation.

      4.    Participant's Election.

      (a) An election under this Plan may be made only on an election form supplied by the Employer ("Election Form"), which Election Form must be fully completed, dated and executed by the Participant and accepted by the Employer or the Corporation. The Employer or the Corporation may refuse to accept any Election Form filed by any person for any reason whatsoever or for no reason, and election under this Plan shall not be effective and no person shall be entitled to any benefits under this Plan unless and until the Employer or the Corporation shall have accepted the person's Election Form.

      (b) Any election under this Plan must be made before the Effective Date or before the end of any calendar year thereafter with respect to subsequent calendar years, as the case may be. Elections made on or after the Effective Date or on or after January 1 of any subsequent calendar year shall not be accepted by the Employer for the calendar year in which the election is made. Notwithstanding the provisions of this Paragraph 4(b), newly appointed directors and newly eligible executive officers may also participate in this Plan by completing the Election Form and submitting it to the Employer before any Compensation is earned by the director or officer.

      (c) A Participant may elect to defer an amount equal to all or any portion of Compensation for the first year and any subsequent calendar year.

      An Election Form and participation in the Plan shall continue in effect from calendar year to calendar year unless replaced by a subsequent Election Form or unless a Participant indicates in writing his desire to refrain from future participation in the Plan effective on the next January 1. In no event shall such notification have the effect of entitling a Participant in the Plan to receive payment with regard to any elected deferral at any time earlier than the time at which he would have received payment under the relevant Election Form.

      (d) Any election made under this Plan shall be irrevocable with respect to the period for which it is made. There shall be no requirement to pay to any Participant any deferred compensation until such time as it may be due under this Plan.

      (e) Any election to defer compensation under this Plan will not reduce benefits payable under any other benefit plan that the Employer may provide for its directors or officers. Such benefits will be calculated as if the election had not been made.

      5. Deferred Compensation Accounts. Amounts deferred under this Plan will be credited to one or two bookkeeping accounts (the Cash Account and/or the Restricted Stock Account, as hereinafter defined) for the Participant in accordance with the Participant's election on an Election Form. The Participant's ultimate deferred compensation payments shall be based on the aggregate value of the Cash Account and the aggregate number of Restricted Stock Units accrued in the Restricted Stock Account determined as hereinafter set forth:

      (a) A Participant may elect that all or any part of amounts deferred be credited to a so-called "Cash Account". All amounts credited to the Cash Account shall be credited with earnings at a rate (adjusted annually) equal to one-half percent (1/2%) above the coupon rate of a one-year U.S. Treasury Bill at the first auction date of the year or such other comparable rate established by the Employer. (For example, if the applicable Treasury bill rate is six percent (6%), the earnings rate hereunder would be six and one-half percent (6-1/2%) for the year in question.)

      (b) A Participant may elect that all or any part of amounts deferred be credited to a so-called "Restricted Stock Account". All amounts credited to the Restricted Stock Account shall be applied to the crediting of Restricted Stock Units. The number of Restricted Stock Units credited to a Participant's Restricted Stock Account shall equal the dollar amount deferred and credited to such account divided by the fair market value of one share of common stock of the Corporation as determined on a quarter end date selected by the Corporation. Fractional Restricted Stock Units will be used. Each Restricted Stock Unit shall be deemed to pay dividends as if it were one share of common stock of the Corporation and any such deemed dividends will result in the crediting of additional Restricted Stock Units to the Restricted Stock Account as of the next quarter end date selected by the Corporation, with the number of Restricted Stock Units so credited to be calculated in the manner set forth above for deferrals. Such deferral amounts and deemed dividends, which are pending the crediting of Restricted Stock Units, shall not be credited with any earnings. After the crediting of Restricted Stock Units to the Restricted Stock Account, subsequent fluctuations in the fair market value of the common stock of the Corporation shall not effect any change in the number of such Restricted Stock Units then credited to the Restricted Stock Account.

      (c) In the event of any change in the outstanding shares of Banknorth Group, Inc. common stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change, then the Restricted Stock Account and Units of each Participant and the manner of calculating earnings thereon shall be adjusted by the Corporation in a reasonable manner to compensate for the change, and any such adjustment by the Corporation shall be conclusive and binding for all purposes of the Plan.

      (d) All unpaid balances in a Participant's Cash Account shall, notwithstanding the commencement of payment of deferred compensation with respect to the Participant, continue to be credited with earnings until paid. The balance of the Restricted Stock Units in the Restricted Stock Account shall continue to be credited with dividends and be subject to Paragraph 6(c) above until a payment from such account is made with respect to such Restricted Stock Units in accordance with this Plan.

      (e) Participants are not permitted to transfer amounts between the Cash Account and the Restricted Stock Account. However, if a successor Election Form is properly filed with and accepted by the Employer, such Election Form may contain revised instructions as to the proportion of future deferred amounts to be credited to each of the Cash Account and the Restricted Stock Account.

      (f) Notwithstanding any other provision of the Plan or any election of any Participant (i) no Restricted Stock Units shall be credited to the Restricted Stock Account of any Participant for the six
(6) month period preceding the Participant's anticipated retirement date (or the first date of deferred compensation payment under any Election Form, if earlier) and during such six (6) month period any amount that the Participant elected for crediting to the Restricted Stock Account and any dividends deemed paid on the Restricted Stock Units in the Restricted Stock Account shall instead be credited to the Cash Account and (ii) in addition, all dividends deemed paid on the Restricted Stock Units in the Restricted Stock Account that would otherwise have been credited to the Restricted Stock Account shall be credited to the Cash Account for the period from and after such date until the date that is the earlier of:

                    (A) the date of the Participant's death, or

                    (B) the later of:

      (I) The date of the Participant's retirement or termination of duties as a director or executive officer, or

      (II) The date that is six (6) months after the last date (prior to the Participant's retirement or termination of duties) on which he Participant purchased any equity security (as defined under Section 16 of the Securities Exchange Act of 1934 or the regulations thereunder) of Banknorth Group, Inc., provided that the crediting of Restricted Stock Units under the Plan shall be deemed the purchase of such an equity security.

      (g) The amendment to this Plan is effective as of July 1, 1997 and changes the manner in which Restricted Stock Units (Phantom Stock Units prior to amendment) are paid or distributed to Participants. Under this Plan prior to amendment, Phantom Stock Units could be converted to cash and placed in the Cash Account at the Participant's election at any time commencing shortly after the Participant ceased service for the Employer. Benefit payments were made only in cash and from the Cash Account. Absent instruction from the Participant the Phantom Stock Units were converted to cash only to the extent necessary to make benefit payments. Under the Plan as amended, payments from the Cash Account and distributions from the Restricted Stock Account are made independently. Distributions from the Restricted Stock Account are made only in Banknorth Group, Inc. common stock. Each Participant, including those currently receiving benefit payments, will be afforded an election period of not less than ten (10) days from the date of mailing a notice of election during which the Participant may elect to have the Participant's Cash Account and Phantom Stock Accounts governed by the Plan provisions as set forth in this July 1, 1997 Amendment and Restatement. After a Participant's making such an election, the Participant's participation and benefits will be governed solely by the Plan as amended and the Participant's Phantom Stock Account(s) will be converted to a Restricted Stock Account(s) on July 1, 1997. The conversion will be effected by dividing the aggregate dollar value of the Participant's Phantom Stock Account as of July 1, 1997 by the fair market value of one share of common stock of the Corporation as of such date and crediting the Restricted Stock Account with a number of Restricted Stock Units equal to such quotient. The Corporation may in its discretion (but shall not be required to) afford, to Participants who do not initially elect to have prior deferrals governed by this July 1, 1997 Amendment and Restatement, subsequent opportunities to so elect. Absent such an election, the Participant's deferrals prior to July 1, 1997 and benefits payable with respect thereto will be governed under the terms of the January 1, 1996 Amendment and Restatement of the Plan; namely, the Participant may elect to have the Phantom Stock Account converted to cash at the Participant's option commencing shortly after the Participant ceases service for the Employer, but the Participant may not receive distributions of Banknorth Group, Inc. common stock from the Plan. This amendment and restatement applies to all electing Participants, including those who are not now deferring compensation under the Plan but who are receiving benefits under the Plan, and to all deferrals by all Participants on and after July 1, 1997 whether or not the Participant makes an election. Notwithstanding Paragraph 4 hereof, because of the mid-year change to the Plan Participants will be afforded an opportunity prior to July 1, 1997, to revise their deferral election prospectively for the period commencing July 1, 1997 through year-end 1997.

          6.  Benefits.

      (a) Subject to the provisions of Paragraph 14 below, compensation deferred pursuant to the Plan shall be paid to a Participant, or to his designated Beneficiary in the event of his death, in the manner and at the time provided for below and as specified by the Participant in his Election Form, which is incorporated herein by reference.

      (b) Notwithstanding the Participant's election, deferred compensation shall not become payable upon the Participant's termination of duties as a director or executive officer of the Employer or upon the Participant's retirement from duties as a director or executive officer of the Employer if directly thereafter the Participant becomes or continues as a director or an employee of an Affiliate of the Employer. In such event the Participant's termination of duties or retirement shall refer to the Employee's service with the successor Affiliate(s).

      (c) The Participant may elect to receive payments in a lump sum or in annual installments for any fixed period of years not to exceed fifteen (15) years. Payments to Participants from the Cash Account will be made only in cash; payments to Participants from the Restricted Stock Account will be made only in Banknorth Group, Inc. common stock with one share of such common stock being issued for each Restricted Stock Unit in question. The amount of each cash annual installment payment will be determined by dividing the then aggregate value of the Cash Account by the number of installments remaining to be paid. The number of shares of Banknorth Group, Inc. common stock to be distributed will be determined by dividing the then aggregate number of Restricted Stock Units by the number of installments remaining to be paid and rounding up to the nearest whole number of shares (except in the case of the last distribution where a fractional share may be issued). Lump sum payments shall be made and installment payments shall commence as soon as practicable after termination of, or retirement from, duties as a director or officer, another properly elected payment date, the Participant's death, or the Participant's Disability, as the case may be. Because a Participant has the option of choosing varying payment periods and varying ratios of the Cash Account to the Restricted Stock Account in different elections, the Employer may in its discretion, as of the date of an event triggering the payment of deferred compensation amounts, elect either to continue to maintain separate accounting with respect to different elections, or proceed to combine the accounting with respect to different elections by determining, in any reasonable fashion, a payout pattern consistent with the effect of the varying elections; provided, always, that the Cash Account(s) shall not be merged with the Restricted Stock Account(s). Absent an election by a Participant, a Participant's Phantom Stock Account will not be converted to or merged with a Restricted Stock Account.

      (d) If a Participant dies before all sums due have been paid in full, the balance shall become payable to the Participant's designated Beneficiary or Beneficiaries in a lump sum or in installments on the terms of payment and in the order, as specified by the Participant in his Election Form. If a Participant is receiving installment payments and has elected installment payments for the Beneficiary(ies), installment payments to the Beneficiary(ies) will be a continuation of the payments being made to the Participant. If the Participant has designated no Beneficiary or if no Beneficiary survives so as to receive the first payment under the Plan, the balance shall be paid in a lump sum to the Participant's estate as soon as practicable following the Participant's death. Upon the death of the last surviving Beneficiary (if any Beneficiary has survived so as to receive any payment under the Plan), any balance unpaid under the Terms of the Plan will be paid in a lump sum to such last surviving Beneficiary's estate.

      7. Beneficiary Definition. A Participant may designate a Beneficiary ("Beneficiary") to receive, in the event of the Participant's death all amounts which may then and thereafter be payable under the Plan. The Beneficiary shall receive such amounts in accordance with the Participant's election and the circumstances (see Paragraph 6). A Participant may change the designation of Beneficiary at any time or times (without the consent of any prior Beneficiary) by delivering to the Employer a written indication thereof on a form provided by the Employer. So long as any Primary Beneficiary is living no Secondary Beneficiary shall be entitled to any payments hereunder.

      8. Discretionary Payments. Notwithstanding anything herein contained to the contrary, the Board of Directors of the Employer shall have the right, in its sole discretion, to accelerate the payments due under this Plan, after the first payment under the Plan has become due pursuant to Paragraph 6 hereof, (a) to a Participant who has become Disabled, or (b) in the event of a financial hardship affecting the personal or family affairs of any Participant hereunder, or (c) in the event of a financial hardship affecting the personal or family affairs of a Beneficiary of a deceased Participant, or (d) in payment of relatively small amounts, or (e) for any other reason the Board of Directors deems appropriate.

      9. Nontransferability. No right to payment under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right to payment shall, in any manner, be liable for or subject to the debts, contracts, liabilities or torts of the person entitled thereto. If, at the time when payments are to be made hereunder, the Participant or Beneficiary is indebted to the Employer or any Affiliate of the Employer then any payments remaining to be made hereunder may, at the discretion of the Employer, be reduced by the amount of such indebtedness. An election by the Employer not to reduce such payments shall not constitute a waiver of its or its Affiliate's claim for such indebtedness.

      10. Plan Interpretation. The Board of Directors of the Corporation shall have full power and authority to interpret, construe and administer this Plan, and the Board's interpretations and construction thereof, and actions thereunder, shall be binding and conclusive on all persons for all purposes. None of the Corporation, the Employer nor any member of the Board of either shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to the Corporation's, the Employer's or that Board member's own willful misconduct or lack of good faith. The Corporation's determination as to the value of a Restricted Stock Unit as of any particular date shall be binding and conclusive on all persons for all purposes.

      11. Nature of Reserves. The Employer or the Corporation may, but shall not be required to set aside funds or purchase insurance contracts or other assets in anticipation of payments to be made under this Plan. Any such reserves or assets shall be usable by the Employer or the Corporation as part of its general funds for any legal purpose whatsoever. Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust or escrow of any kind, or a fiduciary relationship between the Employer (or the Corporation) and any Participant, any Beneficiary or any other person. To the extent that any person acquires a right to receive payments from the Employer under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer.

      12. Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Employer, its successors and assigns, and the Participant and his heirs and legal representatives.

      13. Applicable Law. This Plan shall be construed in accordance with and governed by the laws of the State of Vermont.

      14. Forfeiture. Notwithstanding anything herein contained to the contrary, except as specified in this Paragraph 14 no payment of any then unpaid installments shall be made, and all rights of the Participant and his or her Beneficiary(ies) under this Plan shall be forfeited, if (a) the Participant shall engage in any activity or conduct or shall commit any omission, which in the opinion of the Board of Directors of the Employer is materially adverse to the best interests of the Employer, or (b) after the Participant ceases to be employed by the Employer, he or she shall fail or refuse to provide advice and counsel to the Employer when reasonably requested to do so. In such event, the Participant shall be entitled to receive in installments as provided pursuant to this Plan, but only in the exact dollar amounts deferred (in cash) without accounting for any earnings credited to the Cash Account and without credit for any accretions to or increase or decrease in value in the Restricted Stock Account (i.e., the aggregate dollar amount deferred by the Participant will be paid out to the Participant without increase or decrease for any reason).

      15. Alternate Payee. If the Board of Directors of the Employer shall determine that any person to whom any payment is payable under this Plan is unable to care for his affairs because of illness or accident, is a minor, or is otherwise incompetent, any payment due to such person may be paid to a legally appointed guardian. Any such payment shall be a complete discharge of the liability of the Employer to the Participant and any Beneficiary under this Plan.

      16. Amendments to the Plan. The Board of Directors of the Corporation may amend the Plan at any time and from time to time, without the consent of the Participants or their Beneficiaries, provided, however, that no amendment shall divest any Participant or Beneficiary of the credits to his accounts.

      17. Termination of the Plan. The Board of Directors of the Corporation may terminate the Plan at any time. Upon termination of the Plan, distribution of the credits to a Participant's accounts shall be made in the manner and at the time heretofore prescribed; provided that no additional credits shall be made to the accounts of a Participant following termination of the Plan other than interest or other accretions thereon credited pursuant to Paragraph 5.

      18. Transfer Between Plans. If a Participant hereunder should become a director or employee of an Affiliate of the Employer, all obligations from the Employer to the Participant under this Plan may, in the sole discretion of the Employer and the Affiliate, be assumed by the Affiliate, and in such event the Employer shall have no further obligation to the Participant under this Plan and the Affiliate will bound to provide benefits to the Participant under this Plan in accordance with the Participant's then relevant election form(s) accepted by the Employer or the Affiliate, as the case may be. As a condition to participation in the Plan, the Participant agrees that any Affiliate that assumes obligations to the Participant under the Plan shall thereafter have all of the rights that the Employer has or had under the Plan.



      IN WITNESS WHEREOF, the Corporation has caused this Plan as Amended and Restated to be executed by its duly authorized officer and adopted to be effective as of the 1st day of July, 1997.

BANKNORTH GROUP, INC.

BY:
                                        Its Duly Authorized Officer


Attest:

                                        Secretary